Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Loomis Sayles Funds I of our report dated February 23, 2026, relating to the financial statements and financial highlights of Loomis Sayles Income Fund and Loomis Sayles investment Grade Fixed Income Fund, which appear in the Loomis Sayles Funds I’s Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, and “Other Permitted Disclosure”, in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2026